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                                                                   EXHIBIT 10.78


               ACKNOWLEDGMENT OF OBLIGATION AND WAIVER AGREEMENT

          This Acknowledgment of Obligation and Waiver Agreement (the "Agreement") is entered into as of February 24, 1999 by and between Intellisys Group, Inc., a Delaware Corporation (the "Company") and Donald J. Esters ("Esters").

                                    RECITALS
                                    --------

          A. Pursuant to the terms of the Asset Purchase Agreement between EISI, Inc. (the Company's predecessor) and Digital Networks Corporation ("Digital") dated as of June 12, 1999 and three certain Subordinated Promissory Notes dated as of August 24, 1998 (the "Digital Notes"), the Company was obligated to pay Digital the total principal amount of $400,000.00 plus accrued but unpaid interest no later than February 24, 1999.

          B. Because of the Company's operating needs, Esters agreed to pay Digital the principal amounts due plus all accrued interest under the Digital Notes in the total amount of $415,500.00 and Digital agreed to assign to Esters all of its right title and interest in and to the Digital Notes.

          C. The Company and Esters have agreed to reduce their agreement with respect to the Company's and Esters rights and obligations under the Digital Notes to writing.

                                   AGREEMENT
                                   ---------

          Now, therefore, in consideration of the recitals set forth above and the mutual promises set forth below, the parties agree as follows:

          1.  Consent to Assignment.
              ---------------------

          The Company hereby consents to Digital's assignment of the Digital Notes to Esters.

          2.  Acknowledgment of Obligation.
              ----------------------------

          a. The Company hereby acknowledges its continuing obligations under the Digital Notes and its obligation to pay the principal amount plus all accrued and unpaid interest on the Digital Notes on demand to Esters at 177 Queens Garden Drive, Thousand Oaks, California 91361.

          b. The Company further acknowledges that the total unpaid principal amount plus accrued and unpaid interest as of February 24, 1999 was $415,500.00 and that interest continues to accrue on the total principal amount at the Applicable Rate as defined in the Digital Notes.
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          3.  Waiver of Default.
              -----------------

          a. Esters hereby agrees to waive any default of the Company under each of the Digital Notes as of February 24, 1999 and further agrees that the Digital Notes shall not be deemed to be in default unless and until Esters demands that the Company pay the Digital Notes in full and such payment is not made with five (5) business days of Esters' demand.

          b. The Company agrees that Esters waiver of default shall not be deemed to apply to any subsequent default.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INTELLISYS GROUP, INC.



By: /s/ Michael Gummeson
    --------------------
Michael Gummeson
President



DONALD J. ESTERS



By: /s/ Donald J. Esters
    --------------------